Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form SB-2 of Heartland Oil and Gas Corp. of our report dated March 7, 2003 accompanying the financial statements of Heartland Oil and Gas Corp. for the years ended December 31, 2002 and 2001 and the period from inception (August 11, 2000) to December 31, 2002 which is part of the Annual Report on Form 10-KSB, and to the reference to our firm under the caption "Experts" in the prospectus.

/s/ SPICER, JEFFRIES & CO.

Denver, Colorado
August 29, 2003